Exhibit 99.2
Final Transcript
Conference Call Transcript
PFCB — Q4 2008 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Feb. 11. 2009 / 12:00PM ET

CORPORATE PARTICIPANTS

Bert Vivian	P.F. Chang’s China Bistro, Inc. — Co-CEO
Rick Federico	P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Mark Mumford	P.F. Chang’s China Bistro, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

Steven Kron	Goldman Sachs — Analyst
David Tarantino	Robert W. Baird — Analyst
John Glass	Morgan Stanley — Analyst
Matthew DiFrisco	Oppenheimer — Analyst
Jeff Farmer	Jefferies & Company — Analyst
Joe Buckley	Merrill Lynch — Analyst
Jeffrey Bernstein	Barclays Capital — Analyst
Destin Tompkins	Morgan Keegan — Analyst
Mitch Speiser	Buckingham Research — Analyst
Brad Ludington	KeyBanc Capital Markets — Analyst
Fitzhugh Taylor	Thomas Weisel Partners — Analyst
John Ivankoe	JPMorgan — Analyst
Bryan Elliott	Raymond James — Analyst
Sharon Zackfia	William Blair — Analyst
Keith Siegner	Credit Suisse — Analyst
Nicole Miller	Piper Jaffray — Analyst
Tom Forte	Telsey Advisory Group — Analyst
Larry Miller	RBC Capital Markets — Analyst
Howard Penney	Research Edge — Analyst
Greg Ruedy	Stephens, Inc. — Analyst
PRESENTATION
Operator
Welcome to the P.F. Chang’s China Bistro fourth quarter 2008 earnings release conference call. Your lines have been placed on listen-only until the question-and-answer session of today’s conference. (Operator Instructions) Today’s call is being recorded. If you have any objections, you may disconnect at this time.
I would now like to turn the call over to Mr. Bert Vivian, Co-Chief Executive Officer. Sir, please go ahead.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Good morning, everyone. Thank you for joining us today. With me are Rick Federico, our Chairman and Co-CEO; and Mark Mumford, our Chief Financial Officer. Many of our comments today will be forward-looking in nature and, as such, will involve risks and uncertainties. We recommend that all investors thoroughly review our quarterly and annual filings with the SEC before taking a financial position in our Company. We intend to file our 10-K later on today.
I trust that everyone has had an opportunity to see our press release this morning. Our comments will be fairly brief. It doesn’t take me very long to say that we believe sales are going to remain soft which is going to lead to margin pressure. So once I finish with that, we will open up the call and Rick, Mark and I will try to help you with your questions. So let’s start with the fourth quarter.
Sales trends last October and November continued along roughly the same rocky path that we saw in the third quarter. But then the lights went out in December. Historically, we tend to sell a fair amount of Chinese food in the weeks surrounding the Christmas holiday season. This past season was no different. We were still very busy. However, we clearly felt a decline in activity from 2007. No geography was spared. We suffered year-over-year declines across our entire system.
On a brighter note, our team did a very good job of managing their business during the quarter. Consequently, our restaurant operating margins only suffered a slight decline, despite our diminished traffic at both brands.
As we mentioned on our last call, we closed ten Pei Wei restaurants in the fourth quarter. Now that the restaurants have been closed, the costs associated with those restaurants have been moved to discontinued ops. In addition, our G&A in the fourth quarter was higher than normal, due to Pei Wei related severance payments. When it was all said and done, earnings from continuing ops declined 22% year-over-year, which, unfortunately, leads us to our thoughts for 2009.
While we remain hopeful that sales trends will improve from 2008, we do not place great odds on that happening. For the year, we expect negative sales trends at both concepts. Our forecast calls for a 6 to 7% decline year-over-year in average weekly sales. We expect sales trends to be worse in the first half of the year than the second half. In total, we are forecasting revenues to be roughly flat versus 2008.
Now, as of today, our sales plan has proven to be directionally correct. However, sales to date are slightly ahead of our forecast. If we are right about sales this year, then we will suffer a decline in operating margins as our fixed costs, primarily labor and depreciation, work against us. While preopening costs will decline considerably, due to our reduced development schedule, the operating margin pressure will be too great to overcome. Consequently, we expect earnings from continuing ops to decline about 20% in 2009 versus 2008.
Now, as bad as all that sounds, there are a few small rays of sunshine. We have two balance sheet goals this year. One is to reduce our long-term debt and the second is to end the year with fewer shares outstanding. Notwithstanding our rather dour view on our business we expect to generate free cash flow of approximately $80 million this year. Which gives us great confidence that we will be able to accomplish both of our goals.
Another little shining nugget is the progress our Pei Wei team is making at improving their business. Granted, we have a long ways to go and believe me, we understand that. However, our fourth quarter showed some nice sequential trends. And finally, our recent management realignment puts Rick Federico closer to our day to day operations and if history is a guide that spells good things for our future. With that let’s open up the call for questions.

QUESTION AND ANSWER
Operator
Thank you, sir. Your first question comes from Steven Kron. Your line is on.
Steven Kron — Goldman Sachs — Analyst
Can you guys hear me okay?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Absolutely, Steven.
Steven Kron — Goldman Sachs — Analyst
Bert, just to start off with, just to make sure that I understand your comments on so far to date, you’re slightly ahead of forecast. Was that the forecast that the first half would be worse? Is that your internal forecast or is that your forecast or down 6 to 7 average weekly sales?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
That’s our internal forecast, Steven, and again, we expect sales trends in the first half to be worse than the second half.
Steven Kron — Goldman Sachs — Analyst
Fair enough. I guess taking a step back, the question I had was more kind of bigger picture, as you’re kind of looking or expecting for continued pressure in your business and as you think about changes that the consumer is making in their behavioral patterns and others have talked about this being maybe a little bit more coming on the back end. Can you guys maybe just talk about the strategies that you guys are employing on positioning of the brand, on assessing the store portfolio, on changing cost structure at the Bistro on a go-forward basis, how are you thinking about those things?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
I’ll add a couple comments. This is Rick. And I’ll let Bert chime in. Obviously, we’ve got very different strategies going on at the respective brands. At Pei Wei, we’re spending an awful lot of time tugging on the three levers that we think are going to help improve that business. Obviously, one being cost, one being margin and the other being sales. We’re starting to look at the Pei Wei business through slightly different filters. One of the things that I think Pei Wei has suffered from in hindsight is it has tended to look at its value equation and its positioning in relationship to being an alternative to casual dining and may not have been as focused on its relationship within its competitive set, within the quick serve segment. So if you look at the way the menu is structured, the way the food is designed, the way it’s priced, the way it’s presented, it tends to have a little bit more of a feel of a casual dining experience and a little bit less of a quick casual. In that there’s a little bit — we’ve created a little bit of a competitive disadvantage.
So we’ll be focused on being able to accelerate our menu innovation, we’ll be focused on accelerating the value equation within the brand, whether it be through introduction of new product or reformulation of existing product. We’ll be focused on targeted real estate. We learned an awful lot during the course of 2007 and 2008 with regards to where the best places are to build this brand and so we’ll be tugging on all levers I think in the Pei Wei business in relatively short order.
On the Bistro side, I expect to see a continuation of really kind of the reflection of a process. If you look at the improvements that the brand made from a margin perspective, we definitely saw the benefit of that in the fourth quarter and that was really work that had started in the latter part of 2007 and into 2008 and we’re starting to see the benefit of it. Part of it is generated from the fact that we are building a few fewer restaurants which allows our operations teams to be more intently focused on the existing business. It’s the continuation of improving processes in the stores, where we’ve been able to actually increase our speed of execution. We’ve been able to increase our product quality. We’ve been able to reduce the amount of waste that we have in the business. We’ve been able to streamline some of our back of the house operating efficiencies in a way that we’ve made a very meaningful difference in the cost that it takes for us to operate the business while at the same time we have not made adjustments to the front of the house. Our servers, our bartenders, our hosts, those folks that have that direct contact with the guest, we’ve kept those intact and so from a value perspective, we believe that the consumer’s actually getting a better product and in a more timely sequence and getting service that we’re very proud of.
Steven Kron — Goldman Sachs — Analyst
Is there a need to kind of take a fresh look at your portfolio of stores, particularly at the Bistro, in certain geographies where perhaps development five years ago would have warranted that capital investment but looking at the wealth destruction around the country and certainly in certain geographies like Florida and California where maybe those stores were built in areas that might not see that consumer demand pick back up any time soon?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
That’s clearly been how we approached real estate all along. It’s an opportunity, you’ve heard Bert say in the past when talking about the Bistro business that’s we don’t expect a whole lot of additional capital flowing to new development in California right now. We tend to be focused in other areas of the country. I think as — with a brand that has what I would say a limited number of great opportunities on an annual basis, ranging somewhere between 10 to maybe up to 20 businesses, we can be very selective in terms of where we choose to go. Now, one of the governors that we’re all faced with in this business is there’s just fewer and fewer developments getting financed. There are fewer other lifestyle retailers that are developing right now. So I would expect for obviously in 2009 and probably into 2010, that we would be on the very low end of our development expectations.
Steven Kron — Goldman Sachs — Analyst
I was actually thinking more in terms of store closures?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
We do not have any plans for additional store closures. We don’t have any Bistros that would warrant that kind of consideration at this point in time.
Steven Kron — Goldman Sachs — Analyst
Okay. Thanks very much.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Okay.
Operator
The next question, sir, is from David Tarantino of Robert W. Baird. Your line is open.
David Tarantino — Robert W. Baird — Analyst
Hey, good morning. Just a question on the guidance, Bert. You mentioned that you expected better trends in the second half relative to the first half. Just wondering why that assumption? Is it the easier comparison or is it something else that you have planned?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No, I think it’s eternal optimism in the sense that we’re hopeful that the — all of the activity that’s going on from a macro standpoint will begin to have some sort of traction by the end of the year. And that perhaps the consumer will emerge from a very dark clouded psychological perspective that they have currently. We may be wrong about that. But it has a little bit less to do with our micro business and more to do with just kind of a view that we think — we believe things will get a little bit better.
David Tarantino — Robert W. Baird — Analyst
Okay. Thanks. That’s helpful. And then just one more shot at the trends to date in the first quarter. Perhaps you can give us some directional guidance on whether that’s better than what you saw in December or even in Q4 as a whole?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, it wouldn’t take much to be better than December. Our business was down 10% in December. So yes, that’s a fair statement. That’s probably about the only color that I’ll give you with respect to our trends thus far. Again, we expected for the year, again, we are forecasting sales levels that we’ve never seen for this extended period of time. And I’m talking about down 6 or down 7 for the entire year. And as I said, we’ve expected a worse first half on a sales comparison year-over-year than a second half which would imply, again, that we are — that the first half of the year is something greater than down 6 or 7 and the back half’s slightly better than that. Right now, we’re ahead of our internal forecast.
David Tarantino — Robert W. Baird — Analyst
Okay. Thanks. And Mark, just a couple of questions about the guidance. What tax rate are you assuming and if you could give us some idea of whether a buyback is embedded in that guidance?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Our tax rate for 2009, somewhere between 25 and 26%. It’s probably going to be a little bit lower than we saw in 2008, simply because our earnings expectation right now is a little bit lower and as far as any — our guidance being reflect reflective of any buybacks, it doesn’t consider that.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
When we talk about 20% down year-over-year, we’re talking about on a continuing ops basis. Okay?

David Tarantino — Robert W. Baird — Analyst
Okay. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
The next question is from John Glass of Morgan Stanley. Your line is open, sir.
John Glass — Morgan Stanley — Analyst
Thanks and congratulations for the shortest prepared remarks in restaurant industry history.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
You’re welcome, John.
John Glass — Morgan Stanley — Analyst
I’m glad your focusing on efficiencies. So I understand the concept of deleveraging, just generally and how you talk about 20% decline. But in the fourth quarter, your average unit volumes fell by 9% at the Bistro and your restaurant margin was essentially flat and so how does that translate into 6% down AUVs next year with 20% declines in profits? Maybe speak to are there things that — are there step functions in labor which you can’t cut any more out but you could cut last year. And maybe can you talk a little bit about things like food cost assumptions, maybe there was something in there that was different than we last expected?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sure, John, again, in terms of trying to lay out guidance for ‘09, I will tell you that it’s a crap shoot. Most companies are deferring from stepping out on this limb. We felt it was appropriate to try and give you some flavor for what we were thinking internally. With that as a preface, let me say that any time you have declining sales trends, it is very difficult to maintain margins and I think, again, our team did a fabulous job last year of battling their way through some very difficult sales trends. As we look into this year, I expect, as Rick mentioned, this is the — this is a long process for us in terms of continuous improvement. Our goal in 2009 is to continue to improve our game at both concepts. But I’m speaking really specifically to the Bistro. We expect to make continued improvements in our processes, in how we manage our business. I will tell you that I simply don’t believe that as we sit here today, if you’re talking about down 6 or 7%, that we will be able to have the same type of performance in ‘09 as we did in ‘08 from a margin standpoint. I think it’s going to be very, very tough to do. I hope I’m wrong. Frankly, I hope I’m wrong on sales. I hope I’m wrong on the margin assumptions. But at this point in time, where we sit today in February of 2009 with all that’s going on around us, I think it’s — I think we need to be pragmatic about what’s in front of us and frankly, it’s going to be a very tough year.
So as we simply look at our business, while we do expect improvement, there are certain things we just don’t think you can do from a margin and from a deleveraging standpoint. Labor’s going to be tough. Everyone in this industry is going to be faced with increasing wage rates this year. So that’s another headwind that we’re going to have to battle. So it’s going to be difficult for us to do anything with labor other than deleverage and you’re correct, there are certain step functions, as you move down the volume scale, that it becomes very, very difficult unless you begin to reduce your management across system and that’s not something that we’re prepared to do at this point.
So, I think that as you look — as you go down our income statement. Labor’s going to be the one that we’re going to talk about for most of the year. Depreciation by its nature is fixed and again to the extent we have declining sales trends, you’re going to see deleverage there. Cost of sales, historically we just don’t move around that much. I think if you go back three, four, five years, you’ll see the total — our bandwidth is almost probably like 50 basis points. I think that year-over-year, we might see a little bit of pressure and that pressure’s primarily going to come from chicken which kind of sounds kind of strange given where chicken pricing is but we had a very good chicken year in 2008. On a year-over-year basis, my guess is we’re going to see a slight tick up there. We’ll see a slight tick up in oil and in rice. And so I think that by and large, we’ll have a little bit of pressure in cost of sales. But I can assure you, that will not — we don’t believe that will be the line that will cause the greatest amount of conversation this year.
John Glass — Morgan Stanley — Analyst
And then can you just speak about the Pei Wei margin structure in 2009, closing stores were going to give you 60 or 70 basis points and you had this plan for between let’s say 200 to 300 basis points of savings with cost of goods and the labor management. Does a lot of that get wiped out by the new view on AWSs or maybe could you provide some directional guidance on the Pei Wei margins?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Hey, John, let me — before I turn it to Rick, let me just add some clarification on the discontinued ops for those ten closed Pei Wei stores. What we’ve done is we’ve gone back and we’ve restated all the comparable periods. So the numbers that you’re looking at on an historical basis are already sans those 10 stores pulled out.
John Glass — Morgan Stanley — Analyst
So we shouldn’t — okay, fine. But then there’s still some other initiatives in place, right, to improve the labor productivity and the cost of sales at those remaining Pei Weis?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Absolutely. If you look at sort of the trends through the last year, one of the things that we saw in the fourth quarter was the benefit of a lot of work that had been done leading up to that. As you recall, the original targets were to first get our turnover under control, try to increase the tenure of our general managers and our partners that are running our businesses and the good news is is mission accomplished, at least in terms of hitting our first targets. You saw a continued improvement on the labor line, in spite of some of the sales pressures that we saw during the course of the year. We expect to see a continued improvement on both of those initiatives in Q1 and into Q2 of ‘09 and the team is now working on sort of the next round of efficiencies and candidly, sort of concept development that will hopefully enhance both the labor and the product innovation line.
John Glass — Morgan Stanley — Analyst
Net, net, do you expect Pei Wei margins to improve next year, 2009, I guess?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Over 2008?
John Glass — Morgan Stanley — Analyst
Yes.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Embedded in the forecast, I’m going to let Mark — slightly down due to the increased marketing expense.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
One of the things that you guys don’t have visibility to, obviously we’re not giving a detailed forecast is on the Pei Wei side, in 2008 we spent about 90 basis points of — as a percentage of sales on marketing and we’ll be ramping that up to 1.5% in 2009. So that will give us a little bit more pressure in ‘09 on the operating expense line.
John Glass — Morgan Stanley — Analyst
And just a follow-up detail. Is ‘09 a 53rd week year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, it is. 53rd week, it will give us probably a few pennies of benefit in Q4.
John Glass — Morgan Stanley — Analyst
Thank you.
Operator
The next question is from Matthew DiFrisco of Oppenheimer. Your line is open.
Matthew DiFrisco — Oppenheimer — Analyst
I guess just to wrap up the guidance clarification things here, looking at the reference to 20% decline in operating and consolidated operation income, continuing operations income, is that an EPS reference or a net income reference?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
That’s a dollar reference.
Matthew DiFrisco — Oppenheimer — Analyst
Okay. Dollar EPS or dollar net income?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Dollar continuing ops. It’s not an EPS reference.

Matthew DiFrisco — Oppenheimer — Analyst
Thank you. So share repurchase would be incremental on top of that. So I guess the question would be you expect G&A in absolute dollars to be relatively flat I would assume, then?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, we do.
Matthew DiFrisco — Oppenheimer — Analyst
Okay. And then just turning towards some of the initiatives that you’ve done in ‘08 on the labor side, I would presume you still have some of that benefit that you sustained margins and prevented deleverage in the fourth quarter to continue through much of the first half or at least the first quarter. So inverted to the revenue falloff, would the margin, I guess you could see actually sales improve but maybe margins or the lack of the benefit from some of these labor initiatives wane as we get through ‘09?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Matt, most of the things that we’re doing are not one-time events. Again, it’s a long process. We’re going to continue to — we’re going to continue in this process, in terms of trying to find every manner that we can to make our operations more efficient. Now, on a year-over-year basis, will the delta be greater in ‘09 than ‘08? No, it will not.
Matthew DiFrisco — Oppenheimer — Analyst
Okay. So I’m specifically talking about the reduction of the wok cook at the Pei Wei, a labor scheduling system being rolled out, things like that, though, are — they had a dramatic impact in year one and then as you cycle that obviously it’s going to wane?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I’m not so — I don’t recall us reducing a wok cook at Pei Wei but nonetheless.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
The impact — we started the project evolution work at the beginning of 2008. Most of the pieces in the puzzle were rolled in Q4 of 2008 and we expect to see a continuation of those trends into the first and second quarter this year.
Matthew DiFrisco — Oppenheimer — Analyst
Okay. And then just looking last question on the Pei Wei income statement, it looks on a comparable basis you had operating expenses come down 100 basis points despite the down 6% same store sales. Was that just the marketing differential in that you had greater marketing dollars, absolute dollars in 4Q of a year ago or was there something else going on there?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
It was marketing.
Matthew DiFrisco — Oppenheimer — Analyst
Okay. Thank you.
Operator
The next question comes from Jeff Farmer of Jefferies & Company. Your line is open.
Jeff Farmer — Jefferies & Company — Analyst
Great. Thank you. Just a quick follow-up. First on your value comments at Pei Wei, I’m just curious if that — for us to infer from that that you guys are thinking about rolling back price points or if you’ve already done that or what your experience has been with that in terms of making it a little bit more palatable for the consumer right now? Then secondly, coming back to John’s questions on the Pei Wei margins, as you look at this business sort of longer term and assuming you can get your average repeat sales to stabilize in the mid-$30,000 range, do you ultimately see yourself able to get Pei Wei margins at the restaurant level back over 15% or I guess over the longer term, closer to what the Bistro is delivering at sort of 18%?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Let me take the pricing. We are looking at price and value from a product perspective, a couple of different ways at Pei Wei. We’re looking at offering some of the existing product in a smaller portion, smaller price opportunity. We are looking at the possibility of doing some more all-inclusive dining opportunities and then we are also evaluating the — sort of the general format of the menu as it sits today in relationship to its current price. I think the — if you went down each individual menu item at Pei Wei and you said for what I get with this experience and what I pay, is it a great value. The answer would be yes. If you look at it in relationship to a quicker casual experience, it may not be structured exactly the way that it could be or should be and so we’re in the process of running a couple of different scenarios on sort of menu adjustments and menu development.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
As far as margins and where we expect to be long-term, I think we saw some good direction trends as we looked at 2008. And what we’re forecasting into 2009. What we ended up with in 2008 in Q4, we were roughly 330 basis points different than from the Bistro. And that’s really our barometer right now, as you think about the pressures at both concepts and our entire industry is under. We said all along that we would like the Pei Wei margins to be within 150 to 200 basis points as the Bistro at maturity and the reason that we can get the returns that we’re looking for at that lower operating margin is simply the differential in the investment. So we saw some improvement in those trends in 2008 and we’re hoping to continue that trend as we look at 2009.
Jeff Farmer — Jefferies & Company — Analyst
Okay. That’s helpful. Just one other quick question. I might have missed this but did you give an updated CapEx number for ‘09 reflecting the lower unit count.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I think, Jeff, you’re talking about roughly $35 million.
Jeff Farmer — Jefferies & Company — Analyst
Okay. Thank you guys.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Your next question, sir, is from Joe Buckley of Merrill Lynch. Your line is open.
Joe Buckley — Merrill Lynch — Analyst
Thank you. Just to follow-up on that, $35 million, is that down from the most recent guidance of as much as $60 million?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, sir, it is, Joe. The expectation in terms of both Bistro and Pei Wei, I think in our press release we talk about four to six units, on Pei Wei a couple units and that certainly drives that lower CapEx number.
Joe Buckley — Merrill Lynch — Analyst
Is there anything else being cut out of the CapEx budget to get it down that much? It sounds like a big drop for that many restaurants.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No, no, no, we continue to spend. There’s always a little bit of spending from an infrastructure support standpoint and we’re certainly not reducing our maintenance CapEx at the restaurants, no.
Joe Buckley — Merrill Lynch — Analyst
Okay. And then a couple of cash questions. I know you said you’ll file the K later today. Where did you end the year with cash, where did you end the year in terms of long-term debt and if you can fill out your comments on lower long-term debt and fewer shares, any additional color would be helpful.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
We ended the year with roughly $40 million of cash and $80 million of debt on the revolver. To finish off the conversation of free cash flow, when we think about 2009, cash from operations should be somewhere in the neighborhood of 110 million to $120 million as Bert just mentioned on the CapEx, we’re forecasting 35 million to $40 million. Which should give us free cash flow of somewhere in the neighborhood of 70 million to $75 million.
I think in Bert’s prepared remarks, he said we wanted to do two things as far as the balance sheet is concerned. We want to end the year with less debt and we want to end the year with fewer shares. So we don’t have a whole lot of particulars past that. Those are the framework that we’re working under and we do have an authorization of $40 million that right now expires in July. But could be extended.

Joe Buckley — Merrill Lynch — Analyst
Okay. And then you mentioned the advertising budget for Pei Wei. What are you thinking for the Bistro in terms of marketing and maybe in conjunction with that, could you talk a little bit about gift cards, how you fared with gift cards in the fourth quarter and whether you’re seeing faster redemption of them in ‘09 so far?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
On the Bistro, in 2008 we spent roughly $7 million in advertising marketing which is 70 basis points of sales and as we’ve talked about, we’re targeting 1% in 2009 and just to finish off that thought, on the Bistro, that marketing in 2008 is roughly up $3 million from where we were in 2007. So it was an investment year and will continue to be so as we look at 2009. As far as gift cards on a year-over-year basis, we are up about 39, 40% year-over-year on gift cards in Q4. That was up about 20%. I don’t have a detail for you on the redemption rate that we’re seeing on that.
Joe Buckley — Merrill Lynch — Analyst
I’m sorry, were you up 40% or 20% on gift cards?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
20% in Q4 year-over-year and on a year-over-year basis, because we were rolling out in 2007, we were 39% year-over-year increase in gift cards.
Joe Buckley — Merrill Lynch — Analyst
For the full year?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Yes.
Joe Buckley — Merrill Lynch — Analyst
Okay. Thank you.
Operator
The next question comes from Jeffrey Bernstein of Barclays Capital. Your line is open.
Jeffrey Bernstein — Barclays Capital — Analyst
Couple of questions. First, on the mention of G&A earlier I think you had said you thought on a dollar basis it would be flat in ‘09. Just wondering if you could talk a little bit about the cost cutting opportunity, whether there’s a chance for more significant leverage as a percentage of sales or perhaps I think you said G&A was up in the fourth quarter, but that was more of an anomaly. If you could just talk about the cost cutting opportunities within G&A as it relates to corporate for ‘09 and then I have a couple of follow-up.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We’ve already gone through our support structure in terms of evaluating it in light of our business today. I think our forecast contemplates those savings or any potential savings we may have in the future. At this point, I’m not going to offer any more color with respect to that.
Jeffrey Bernstein — Barclays Capital — Analyst
Okay. And then the commentary on Pei Wei marketing, obviously it’s a big uptick. Just wondering, Rick, if you can talk a little bit about marketing for the brand, what’s worked, what hasn’t worked, what you’re thinking about ‘09 as it relates to pushing more value and competing more with fast casual rather than casual dining?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
We’ve actually got a couple of initiatives and we’re front loading. We just did an introduction of a new product, Thai mango chicken, we’re supporting that with marketing dollars specifically in our three largest markets, in Houston, in Phoenix and in Dallas and that initiative just started last week. We put into test as I mentioned a couple of different value propositions. We have it in nine different restaurants. As we get a little bit more color on the impact and guest feedback, we’ve allocated some dollars for that in the middle part of the year and then we’re holding back the balance of the back half of the year, based on some of the other initiatives that we’ve talked about with regards to either menu development and/or other opportunities for the brand. So we’re committed for the first part. We’re evaluating the second part. And we’ll be making decisions on the third part as we get to the middle part of the year.
Jeffrey Bernstein — Barclays Capital — Analyst
And I guess that was — I think you had mentioned previously some inclusive dining options, is that what you’re talking about kind of a package deal of drink and kind of a combo meal type thing?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
We’re going to try a number of different scenarios that look like that. It could include a drink. It could include a cup of soup. It could include a side salad. It could include a single spring roll. We’re formulating those as we speak. Right now what we have in place in those nine restaurants is if you think about the menu and the entree, signature entree section, the very large plates, we have created bowl versions of those plates and introduced those into nine restaurants through a POP marketing.
Jeffrey Bernstein — Barclays Capital — Analyst
Okay. And then just lastly, in terms of unit openings. One, I guess if you could give the timing of the openings since they’re somewhat selective. And two if you could talk maybe the landlord receptiveness, more broadly speaking in terms of renegotiating terms. I’m hoping that ‘09 terms are perhaps more favorable than ‘08 but just in terms of your existing properties have you had success in terms of kind approaching the real estate ownership about reductions or changes in the structure?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, this is Bert. Insofar as the development plan is concerned, both the Bistro and Pei Wei will open one restaurant in the first quarter. Pei Wei’s going to open another restaurant in the second quarter. The Bistro will open two to three restaurants in the third quarter and then finish up the year with a single restaurant in the fourth and again, that’s roughly five restaurants for the Bistro and a couple for Pei Wei. In terms of our conversations with developers, they’re in a bit of a pickle themselves these days. And so I would describe our relationship with our developers as being very good. We’re both trying to work our way through this, this morass and obviously we would like to pay less. Obviously they would like for us to pay more. Again, we want to have the — we want to have good relationships as we exit hopefully this economic dilemma that we’re in and therefore, we continue to work hand in hand with all of them.
Jeffrey Bernstein — Barclays Capital — Analyst
Got it. Thank you very much.
Operator
The next question is from Destin Tompkins from Morgan Keegan. Your line is open.
Destin Tompkins — Morgan Keegan — Analyst
Hello, can you hear me?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Sure.
Destin Tompkins — Morgan Keegan — Analyst
Hey. My question’s on your efforts to stabilize the sales trends and specifically on the Bistro, you guys have talked about in the past your struggle to change the order preference, the top 10 items have been the same today as they were 10 years ago and you guys have introduced a lot of new menu items to the Bistro, the grill menu among several other things. Are you coming up with any new thoughts or ways to market new items or to change maybe that order preference and kind of freshen up the Bistro experience for existing customers?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Well, I would say there’s good news and bad news in the fact that people really like and come back to the things that are most popular and from an opportunity to be able to expand our audience base, we are trying a couple of different things. We have just introduced a traditional egg roll which is not something that we’ve had on the menu the past. I think you will find that because it tends to be a little bit more prototypical, but it’s a very outstanding product that that will move to the top of the class. We’re getting some really good feedback there. We will continue and have just added another fresh seafood dish. We’ve just added a grilled mahi-mahi and again, as we start to expand the selection of sort of lighter, fresher offerings, I think we’ll continue to gain some traction there. So I think the tenants and sort of the basic premise of utilizing what we have and expanding those items I think will serve us well but it will take us a little bit of time to get more guests to appreciate the fact that we have a little bit more variety than we’ve had in the past. But we may never move the Chang’s spicy chicken off the Chang’s spicy chicken and as long as they keep coming back every once in a while for it I’m okay with that.
Destin Tompkins — Morgan Keegan — Analyst
On the I guess the menu pricing, I think you’ve said in the past that you didn’t have plans for menu price in 2009. I assume that’s still the case at both brands? And then on the potential for menu mix, do you think we could see negative menu mix on top of traffic declines as we look at sales in 2009?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You’re right with respect to the pricing assumption for 2009, Destin. Neither brand is going to be taking price. In terms of menu mix, I think that, or more to the point, let’s talk about our average check. We expect our average check to decline in 2009 versus 2008 at both brands. At Pei Wei, for all the things that Rick talked about in terms of possible initiatives, but also at the Bistro. We expect that many of you have seen or know about the fact that we’ve introduced a dinner for two at the restaurant that’s priced at $40. It’s a great offering. And if you get out your sharp pencil and calculator you’ll find that that is a slight discount from what you would pay if you ordered the items separately. That’s okay. The fact of the matter is we think it’s a great introduction to our brand.
For those people who haven’t been to our restaurant lately or even those that have, it allows them to enjoy our concept in a manner that we think puts our best foot forward. You have appetizers, you have soup, you have entree, you have dessert. It’s just a great way to course your way through our menu. I think again, it highlights what we’re strong at and our hope there is once going through that experience, people realize that even though they may have been Mongolian beef or Chang spicy chicken fans in the past, that it does offer a little — they begin to taste a little bit broader depth in terms of the menu and again, they get to experience the whole dining experience that we would like for them to have. So, again, all of that’s baked into our thoughts with respect to 2009.
Destin Tompkins — Morgan Keegan — Analyst
Great. Thank you, guys.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
The next question is from Mitch Speiser of Buckingham Research. Your line is open.
Mitch Speiser — Buckingham Research — Analyst
Thanks very much. A few questions. First on Pei Wei. Is the average weekly sales target still about $36,000? And I ask that because it seems like I think almost every class is now below that level. And if that $36,000 or — my first question is, is it changed? And if it isn’t, does that imply that there might be additional store closures at Pei Wei if that level is not met over the next year or so?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
I’ll answer the store closure one first. We’re currently not planning additional store closures. However, to your point, if sales continue to deteriorate, it could raise some additional issues that we may need to address. Also on a quarterly basis, we performed an impairment analysis and at year end we didn’t have any additional stores that required us to take an impairment charge but once again, if things continue to deteriorate, we could need to address that again and take additional impairment reserves.
Mitch Speiser — Buckingham Research — Analyst
Thanks. And on the guidance for down 20% which for income from operations, that does include interest expense, I believe. Any guidance on interest expense and I guess that does get into how much you think you’re going to — how much debt you think you’re going to pay down in ‘09?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, it does, Mitch and we’re not giving any guidance on that.
Mitch Speiser — Buckingham Research — Analyst
Okay.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
But just one point of clarification. In your question you made the statement that you thought no Pei Wei class has sales in excess of $36,000 or $35,000. Looking at our press release, it looks like we have five classes that are above that number.
Mitch Speiser — Buckingham Research — Analyst
Sorry. Maybe I was looking at just the fourth quarter. My mistake. And moving along. On the revenue assumption of flat, does that include the extra week, the flat revenue assumption?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, it does.

Mitch Speiser — Buckingham Research — Analyst
Okay. Thank you. And just a couple quick other ones. In terms of Pei Wei, because it seems like you might be moving more toward a fast casual positioning, would that imply that you might want to hire somebody in the QSR space to help you out with — or the fast casual space to help you out with that repositioning?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We will be reaching out to folks that specialize in that as a support for some of the decisions that we’re making internally.
Mitch Speiser — Buckingham Research — Analyst
Okay. Great. And I think my last question is just I believe in ‘08 management was compensated on earnings per share targets. Is that different now that you’re not providing earnings guidance and if so, what are the compensation criteria?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Mitch, I think we’ve given you earnings guidance for 2009 again.
Mitch Speiser — Buckingham Research — Analyst
I’m sorry, earnings per share. I’m sorry.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, I think you can do the math on that. But to your point, are we changing our viewpoint on our incentive compensation at the senior level? The answer to that question is yes. You will see us moving away from a forecast of earnings, per se, to more of a look at how our return on invested capital relates to our weighted cost of capital and again, how our return on invested capital, how we’re performing from year to year.
Mitch Speiser — Buckingham Research — Analyst
Great. Thanks very much.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
The next question comes from Brad Ludington of Keybanc Capital Markets . Your line is
Brad Ludington — KeyBanc Capital Markets — Analyst
Thank you. Back to the dinner for two for $40 that you’re doing right now, first off, my waiter couldn’t tell me how long it was going to last. He thought it was just for the month of February. Is there a time limit on that? And then along with that do you attribute kind of your beating your plan on sales right now to that promotion at all?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
That’s just recently been introduced to the bulk of our stores. We’ve had it in about 40 or 50 restaurants now for maybe 30, 45 days so it’s probably too early to tell what the impact is of it. And at this point in time, it has not been designed as a limited time offer.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay. And then in your guidance, do you have any earnings benefit from the 53rd week built into that?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Yes, we do. It’s a few cents of benefit in Q4.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay. And then last thing, is there any way you can quantify, I mean it’s kind of impressive I guess that you’re beating plan with those winter storms we saw if January. Is there any way you can quantify what that might have done for same store sales for either brand?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, there is a way to quantify it but no, we’re not going to share that with you. Thank you.
Brad Ludington — KeyBanc Capital Markets — Analyst
You bet. I thought I’d try. Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We appreciate it, Brad.

Operator
The next question is from Fitzhugh Taylor of Thomas Weisel.
Fitzhugh Taylor — Thomas Weisel Partners — Analyst
Hey, guys. Not a whole lot at this point. But can you remind me or remind us what you’re spending on preopening for both brands per unit?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
It’s roughly $400,000 at the Bistro and $140,000 at Pei Wei.
Fitzhugh Taylor — Thomas Weisel Partners — Analyst
Okay. And then you said you expected negative mix in check this year. From a pure pricing standpoint, is that flat as you enter the year?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, Fitzhugh. That’s our intent. We’ll see how it all shakes out but yes, that’s our intent.
Fitzhugh Taylor — Thomas Weisel Partners — Analyst
Sure. And then lastly, could you just briefly comment on manager turnover, just as you’ve kind of seen the struggles as of late. Obviously those guys have done a really good job at the unit level but any pressure or any frustrations at that level?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We’ve actually seen stabilization in one brand and a reduction in the other in terms of overall management turnover. The nice thing right now, Fitzhugh, and again, this is a silver lining in a very dark cloud, but we are seeing some great people come knocking on our door to ask if we have any positions available. It’s incumbent upon us to do everything we can during this time frame to improve the level that we have at our management teams at both brands and I can assure you we’re doing everything possible to do that.
Fitzhugh Taylor — Thomas Weisel Partners — Analyst
Thanks, guys.
Operator
The next question is from John Ivankoe of JPMorgan. Your line is open.
John Ivankoe — JPMorgan — Analyst
Great. Hi, thanks. Quickly from me. Bert, I’m just curious on your comments that you expect that Bistro average ticket to be down in ‘09. Just as a guest I would think that Chang’s for two would actually be additive to your average ticket because most people wouldn’t order that much food unless you gave them a price pointed option. And secondly, if you could discuss any changes that you may be doing to the lunch bowls including promoting those, that may be affecting your average ticket on that way?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
John, I hope you’re right. As Rick mentioned, we just introduced to the system last week or maybe two weeks ago the dinner for two. I hope it’s a hit. I hope that people spend more money than they normally do. But again, hope’s not a strategy and I will tell you that as things play out this year and again, it’s very difficult to talk about increasing your check in a period where we are looking at potentially double-digit unemployment. So I’ll tell you, we hope that happens.
John Ivankoe — JPMorgan — Analyst
And any changes to lunch regarding lunch bowls or anything else? That day part?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
John, we’ve been really happy with the introduction of the lunch bowls. As you recall, we put those in place basically in light of having a single menu for both day parts. We were concerned that we might get a little bit out of whack on the — from a lunch perspective. The lunch bowls currently mix somewhere in the 10% range of total lunch sales. And so for the folks that are looking for a more individual experience, they seem to be pretty popular at this point. We do not have any new lunch bowls in development that I’m aware of right now.
John Ivankoe — JPMorgan — Analyst
Okay. Thank you.
Operator
The next question is from Bryan Elliott of Raymond James.

Bryan Elliott — Raymond James — Analyst
Good morning. A couple clarifications first. Just so everyone’s on the same page, the commentary about the down 20% from continuing operating income or whatever it was, that refers to the $35 million, that’s the base?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes.
Bryan Elliott — Raymond James — Analyst
Okay. Thinking about your CapEx budget and the changes in the development world, et cetera, are you anticipating any TI money in your cash flow from ops projected range that you gave?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
A modest amount, yes.
Bryan Elliott — Raymond James — Analyst
Okay. All right. And how do you think about Valentine’s Day, being that it’s on a Friday or Saturday, rather, and is that — I guess it’s a guess at this point but how big a risk do you think that is to first quarter or February numbers?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Bryan, you’re a very influential guy. More so than I am. So I would appreciate it if you would write your congressmen and senators and offer the suggestion to the Obama administration that as part of the stimulus plan we should just go ahead and fix the second Wednesday of every February as Valentine’s Day.
Bryan Elliott — Raymond James — Analyst
I’ll ask for Monday.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
It would cost the government absolutely nothing to do that and it would be a huge benefit to the restaurant industry.
Bryan Elliott — Raymond James — Analyst
Well, ask for Monday and settle for Wednesday.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thee you go. See you’re better at this than I am.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
If you do it on Monday they may go out on Saturday anyway.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
The answer to your question is that it’s bad for us being on Saturday. We essentially lose — with Valentine’s Day is essentially a Saturday so we like for that to occur on Tuesday or Wednesday. Our restaurants will be busy this weekend at least I hope they are. In fact on a year-over-year basis it hurts us.
Bryan Elliott — Raymond James — Analyst
Essentially, on a comparative basis, we lose a Saturday year on year for the month, right?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
That is correct. We would appreciate your help with our friends on the hill.
Bryan Elliott — Raymond James — Analyst
All right. I’m — they’re not following my advice and haven’t for a while, but.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
This one’s easy to swallow, though.
Bryan Elliott — Raymond James — Analyst
Mark, a quick one from you. You talked about the one-timers in the fourth quarter Q&A. Wondered if you could give us a quantification on that? Then I assume that your generally flat guidance would be ex those one-timers in the fourth quarter G&A?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. In our Q4, inherent within all of our accounting processes, we have estimates, we true-up those estimates at the end of each period and we’re trying to get better and better at that as we go along. So we did have some things like group health insurance and workers’ comp and so forth that gave us a little bit of a benefit. That cut for us. We had some things cut against in Q4 and actually net net on a one time basis in Q4 it was actually down $0.01. So there wasn’t a whole lot of benefit in Q4 related to what I’ll call catch-up type adjustments. I was actually referring to the Pei Wei closure cost. I thought you said there were some in there or did I misinterpret that?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
There is in the G&A line, there is roughly about $2 million of expense, yes.
Bryan Elliott — Raymond James — Analyst
Okay. And Mark, just — are you saying that that $2 million was offset by benefits from the list you just went through or is that independent of, that they offset the inflation and G&A?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, net-net, all the what we’ll call quarterly type adjustment is negative $0.01.
Bryan Elliott — Raymond James — Analyst
That’s before we look at the one-time Pei Wei issue?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes.
Bryan Elliott — Raymond James — Analyst
Okay. All right very good. Thanks a lot.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thanks, Bryan.
Operator
The next question is from Sharon Zackfia of William Blair. Your line is open.
Sharon Zackfia — William Blair — Analyst
Hi, I’ll make this mercifully short. On Pei Wei for the bowls, what is the timing on deciding whether or not that is something to be rolled out to the rest of the system?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
We haven’t put a fixed time on it yet. We’re running through like I mentioned a couple of different scenarios to see which ones work best. My expectation is that that process would take us about another 60 days or so.
Sharon Zackfia — William Blair — Analyst
Okay. And then on Pei Wei, if I’m doing the math correctly, were the ten locations that were closed, were they losing around $6 million a year? Is that right?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
About $2 million a year.
Sharon Zackfia — William Blair — Analyst
Okay. Good thing I asked on the math. And then lastly, this may be wishful thinking but did you have a penalty in the fourth quarter from the years of you shifting it at the Bistro?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You broke up a little bit. Say it again.
Sharon Zackfia — William Blair — Analyst
I’m just wondering, at the Bistro in the fourth quarter, was there a noticeable penalty from the New Year’s Eve shifting into the first quarter?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
New Year’s shifting. No, we saw the same thing last year, Sharon.
Sharon Zackfia — William Blair — Analyst
Okay. All right. Thank you.

Operator
The next question comes from Keith Siegner of Credit Suisse. Your line is open.
Keith Siegner — Credit Suisse — Analyst
Just two questions. The first one, I definitely applaud the margin progress that we’ve gone through in a number of questions. But just to go back to the sales for a second, and I also appreciate all the detail on some of the product development. But if you think about it, with the class years 2009 with average weekly sales the lowest they’ve ever been on an annual basis and the other class years the lowest they’ve been since ‘02, have you done customer surveys or studies to find out exactly what consumer perceptions are of the brand and how they’re using and how they’re influencing it? Just to get a sense of what maybe some of the cost reduction efforts have done to the overall perception?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Is this a Pei Wei or Bistro question?
Keith Siegner — Credit Suisse — Analyst
Oh, Bistro, I’m sorry.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Keith, I don’t think that the class of 2008s are our lowest volume class.
Keith Siegner — Credit Suisse — Analyst
No, no, no, that’s not what I meant. I meant each class year is doing lower than it has done in prior years, except for the 2001 and pre-2001 class years.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, again, I will say that some of this I’m sure is at our doorstep but it is a little tough environment right now. So I think it’s a combination of those two things. To your question, have we done things that compromise the guest experience in order to improve our margins?
Keith Siegner — Credit Suisse — Analyst
Well, really just what are the customers telling you about their perceptions of the brand right now and what they want and what they use it for and of the experience, just kind of a general sense of what you’re hearing from customers about the experience?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Our experience is as good or better than it’s ever been and that’s what we’re hearing from our guests. They also in the same breath tell us that things are a little tough at home, we don’t go as often as we’d like to go.
Keith Siegner — Credit Suisse — Analyst
Okay. And then one other question. You mentioned chicken before. First, have you set chicken contracts for 2009 and if you have, are there any changes in clauses, like do you now have price escalation clauses based on corn and/or grain prices, things along those lines?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, we have our chicken in place for 2009 and on a forecasted basis, we expect to be slightly up versus the prior year.
Keith Siegner — Credit Suisse — Analyst
And that’s a fixed fixed price or are there escalation clauses?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No, we have pluses and minuses in that contract and we’ll see how they play out through the course of the year.
Keith Siegner — Credit Suisse — Analyst
Okay. Thank you.
Operator
The next question is from Nicole Miller of Piper Jaffray. Your line is open.
Nicole Miller — Piper Jaffray — Analyst
Thanks. Just real quick, what was CapEx in ‘08?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
$87 million.

Nicole Miller — Piper Jaffray — Analyst
And—?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
And we had — I’m sorry. I wanted to finish the comment on free cash flow. Cash from operations in ‘08 was roughly $140 million so that gave us free cash flow in 2008 of $53 million.
Nicole Miller — Piper Jaffray — Analyst
Excellent. Thank you. And is my math right. If you’re looking at overall food inflation of 2 to 3%, is that like 50 basis points? Is that right?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I think that as we look into 2009, Nicole, I mean, we expect a little bit of pressure but not a lot.
Nicole Miller — Piper Jaffray — Analyst
Okay. And I know you addressed the question earlier on what the preopening is per unit. Is there anything you can do to address bringing that down even though you’re not really — obviously, you’re not accelerating development right now as a priority but what are your thoughts on that?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
I think it will generally be in that range. It might be slightly better but not meaningfully.
Nicole Miller — Piper Jaffray — Analyst
Thanks for all the color today, I appreciate it.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thank you.
Operator
Next question is from Tom Forte of Telsey Advisory Group.
Tom Forte — Telsey Advisory Group — Analyst
Two questions, one on sales, and one on expenses. On sales you’ve talked before about trends as far as California, Florida, Arizona and Nevada, was hoping you would update that information as well as the number of states that comped positive in the quarter, also if you’re seeing anything different in Texas? And then lastly, for the fourth quarter specifically what was the year-over-year change in food costs?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
With respect to the last question, the year-over-year change in food costs, I think you can get that directly from our press release.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
About 50 basis points favorable so in quarter, consolidated basis, we’re 27% cost of sales, Q4 ‘07 we’re at 27.5%.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
In terms of geography I think we stated earlier that the fourth quarter wasn’t too different than it’s been in the past. December was a tough month for us. Every geography was negative. So it makes it real easy. There was nothing positive about December. We haven’t moved any of our restaurants. We still have great exposure in California, Arizona, Florida, Nevada and Colorado. If if you look at on a total sales basis, that’s somewhere between 35 and 40% of our sales.
Tom Forte — Telsey Advisory Group — Analyst
Thank you.
Operator
The next question comes from Larry Miller of RBC Capital Markets.
Nicole Miller — Piper Jaffray — Analyst
Yes, thanks. Just a real quick one and then I’ll hop off. Are you guys thinking about any other value promotions at the Bistro and are you giving any thought to actually taking prices down at this point on any entrees? Thanks.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
At this point in time we do not have any new value ideas being tested in the system and we are not contemplating lowering prices.
Nicole Miller — Piper Jaffray — Analyst
Thanks very much.
Operator
The next question is from Howard Penney of Research Edge.
Howard Penney — Research Edge — Analyst
Thanks very much. When I look at the big picture I don’t know who cares to answer this question, but are there any macro statistics or sort of economic statistics that you’re looking at that might drive the business higher or lower other than the obvious ones? And as a note, if I use the prepared remarks indicator to determine where we are in the cycle, we would be closer to a bottom than the peak.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, Howard, I hope you’re right. I’m not so sure I would necessarily draw that conclusion. And in terms of macro, there’s nothing that we look at that everyone else doesn’t look at. It’s pretty — our business is pretty simple. When there’s stress on the consumer, there’s going to be stress on our business and when and if that — there’s relief there, I think that we will share on any increase that might come to casual dining. I will tell you that I think our teams, again, have done a great job of becoming more efficient and if, and I’ll underline the word if, if things get better from the consumer standpoint, I think we will be very efficient, should the sales winds turn for us.
Howard Penney — Research Edge — Analyst
Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
The next question is from Matthew DiFrisco of Oppenheimer.
Matthew DiFrisco — Oppenheimer — Analyst
Thanks. Did you guys take any price in Pei Wei in the fourth quarter?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No.
Matthew DiFrisco — Oppenheimer — Analyst
Okay. And then I guess is that the sequential improvement on relative COGS on a year-over-year basis, is that then the reflection of going forward new contracts, a little bit better proxy for ‘09 or did something go on there in mix?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
A combination of a couple of things but predominantly it was some of the shifts that we made in the menu as part of project evolution. That creates — that eliminated a couple of higher cost items that I think we’re seeing the benefit from in cost of sales.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
We started recognizing the chicken rebate in Q3 and then had some more in Q4. Obviously it’s an annual contract and you don’t have enough visibility to start to book some of those rebates until you get into the latter quarters, so that’s why you saw favorability starting in Q3.
Matthew DiFrisco — Oppenheimer — Analyst
Does that rebate stop then with the year end and not continue into ‘09?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
That’s right.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Correct.

Matthew DiFrisco — Oppenheimer — Analyst
The good thing of reducing the food costs of the lower margin items that continues? Product evolution?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Yes.
Matthew DiFrisco — Oppenheimer — Analyst
Got it. Then lastly, as far as, have you look at or done any analysis or measured how many potential co-tenant issues you might have as far as potential retail neighbors that might be closing in the certain locations that you have or has that not picked up yet but you have modeled that in your conservative guidance for the comp?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
One of the sort of particularly around the Bistro, the fundamental beliefs in how we position ourselves within retail centers tends to be we want to be more of a free-standing option. We tend to be a little bit more destination and probably don’t gain as much benefit from the co-tenancy. So we have not spent a whole lot of time focused necessarily on who is going dark and who is not.
Matthew DiFrisco — Oppenheimer — Analyst
Okay. Thank you.
Operator
Your final question, sir, comes from Ruedy — excuse me, Greg Ruedy of Stephens,inc.
Greg Ruedy — Stephens, Inc. — Analyst
Big picture question on the Bistro, a follow-on from Matt. Other casual diners have mentioned that smaller, more efficient development may be the wave of the future with enhanced focus on ROICs. Is 250 still the number for the Bistro and what adjustments do you maybe have to make to the prototype when development picks back up?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
One of the beauties of the Bistro, and if you’ve looked at us historically is we’ve been able to modify the size of the building a couple of different ways. We developed a free-standing couple versions of a free-standing Proto Z restaurant which is a 6200 to 6400 square foot restaurant. Our system average is probably in the neighborhood of 7200 to 7500 square feet. And if you recall back several years ago, we had opportunities to take the Bistro into markets that we didn’t necessarily think were the types of places we would end up but have turned out to be very, very good locations for us with that prototype places like El Paso, Texas and McCowan, Texas, and Wichita, so we tend to take each specific location, tend to look at what we think the potential of the market is and then craft our building size and our investment accordingly.
Greg Ruedy — Stephens, Inc. — Analyst
So 250’s still in play?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Right now, we have not changed our assumptions.
Greg Ruedy — Stephens, Inc. — Analyst
Okay. Very good. Thank you.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Just at this rate it may take you a little longer to get there.
Operator
I would like to now turn the conference back over to Mr. Bert Vivian.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I’m sorry, operator, we’re showing one more question coming up.
Operator
My apologies, sir. Mitch Speiser, your line is open.
Mitch Speiser — Buckingham Research — Analyst
Thank you very much. Just on the January trends, you mentioned, not to beat a dead horse here but you did say that it’s doing better than your internal expectation. Is that better than the 6 to 7 or better than the — your view that the first half is going to be slower than the second half? Or is that nitpicking?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I think I said that we were ahead of our internal plan, okay, and yes, you’re beating a dead horse, Mitch. But the fact is, we’re ahead of our internal plan for January, if that helps you.
Mitch Speiser — Buckingham Research — Analyst
I think so. Okay. And my last, last question is just on the alcohol mix, has there been any changes in trend in alcohol purchases?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Not significantly, Mitch. There are certain states in our country where we’ve seen a decline due to some of the DUI laws that are in place now but overall for our entire system, there hasn’t been any dramatic change in alcohol consumption. Thanks.
Mitch Speiser — Buckingham Research — Analyst
You bet.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I think with that, I think we are — I don’t think we have any more questions in the queue. Thanks to everyone for their patience and for tuning in today. Just to give you a heads up, we will be releasing our first quarter earnings on April 22. We look forward to talking to you then. Thank you.